Exhibit 99.1

Chicopee Bancorp, Inc. Reports Fourth Quarter Earnings and Year-end Results

CHICOPEE, Mass.--(BUSINESS WIRE)--January 25, 2012--Chicopee Bancorp, Inc. (the “Company”) (NASDAQ - CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced today the results of operations for the three and twelve months ended December 31, 2011.

The Company reported net income of $379,000, or $0.07 earnings per share, for the three months ended December 31, 2011, an increase of $174,000, or 84.9%, compared to net income of $205,000, or $0.04 earnings per share, for the same period in 2010. The increase in net income was due to an increase in net interest income of $349,000, or 8.3%, and a decrease in the provision for loan losses of $196,000, or 42.4%, partially offset by a decrease in non-interest income of $125,000, or 15.2%, an increase in non-interest expense of $130,000, or 2.9%, and a decrease in the income tax benefit of $116,000, or 82.9%.

The increase in net interest income of $349,000, or 8.3%, to $4.6 million at December 31, 2011, was due to a $377,000, or 19.3%, decrease in interest expense primarily due to a $282,000, or 19.3%, decrease in deposit costs and a decrease of $95,000, or 19.5%, in the cost of borrowings, which include Federal Home Loan Bank (FHLB) advances and repurchase agreements. The decrease in interest expense was partially offset by a decrease in interest income of $28,000, or 0.50%, as compared to the same period in 2010 due to the continuation of low market interest rates.

The net interest margin increased 6 basis points from 3.34% for the three months ended December 31, 2010, to 3.40% for the three months ended December 31, 2011. The interest rate spread increased 11 basis points from 3.01% for the three months ended December 31, 2010, to 3.12% for the three months ended December 31, 2011. The average cost of funds decreased 42 basis points due to the continuation of low market interest rates, which allowed the Company to renew or replace maturing time deposits at lower costs. In addition, the average balance of demand deposits, an interest free source of funds, increased $18.2 million, or 40.8%, for the three months ended December 31, 2011 compared to the three months ended December 31, 2010.

For the three months ended December 31, 2011, excluding the gain on the sale of securities of $158,000 for the three months ended December 31, 2010, non-interest income increased $33,000, or 4.9%, from $666,000 for the three months ended December 31, 2010 to $699,000 for the three months ended December 31, 2011. Service charges, fees and commissions increased $70,000, or 16.1%, partially offset by a decrease in net loan sales and servicing of $5,000, or 3.9%, a decrease in income from bank owned life insurance of $4,000, or 3.9%, and a loss of $27,000 on the sale of other real estate owned (“OREO”).

Non-interest expense increased $130,000, or 2.9%, for the three months ended December 31, 2011 compared to the three months ended December 31, 2010. The increase in non-interest expense was due to an increase of $154,000, or 34.5%, in other non-interest expense due to increased collection and foreclosure costs as well as higher vendor costs, and an increase of $43,000, or 37.1%, in advertising cost. These increases were partially offset by a decrease in professional fees of $35,000, or 21.7%, a decrease in data processing of $17,000, or 5.6%, and a decrease in occupancy expense of $16,000, or 4.4%.

For the twelve months ended December 31, 2011, the Company reported net income of $1.1 million, or $0.21 earnings per share, an increase of $635,000, or 136.6%, compared to 2010. The increase in net income for the twelve months ended December 31, 2011 was primarily due to the increase in net interest income of $1.1 million, or 6.6%, an increase in non-interest income of $24,000, or 0.91%, and a decrease in the provision for loan losses of $381,000, or 31.2%, partially offset by an increase in non-interest expense of $725,000, or 4.0%, and a decrease in income tax benefit of $152,000, or 66.1%.

The increase in net interest income of $1.1 million, or 6.6%, to $17.9 million at December 31, 2011, was due to a $1.1 million, or 13.9%, decrease in interest expense primarily due to a $732,000, or 12.3%, decrease in deposit costs and a decrease of $382,000, or 18.3%, in the cost of borrowings. The decrease in interest expense was partially offset by a decrease in interest income of $7,000, or 0.03%, as compared to 2010, due to the continuation of low market interest rates.

Average interest earning assets for the twelve months ended December 31, 2011 increased $29.8 million, or 5.8%, from 2010. The yield on assets decreased 23 basis points, primarily due to a 23 basis point decrease in the loan yield, offset by a 45 basis point increase in the investment yield. While interest-bearing liabilities increased $18.7 million, or 4.5%, the cost of funds decreased 34 basis points and was driven primarily by decreases in deposits and borrowed funds of 36 and 16 basis points, respectively. The net interest margin increased 7 basis points to 3.47% for the twelve months ended December 31, 2011, compared to 3.40% for the twelve months ended December 31, 2010, and the interest rate spread increased 11 basis points from 3.05% at December 31, 2010 to 3.16% at December 31, 2011.

Non-interest income for the twelve months ended December 31, 2011, excluding gains on the sale of securities, increased $170,000, or 6.9%, to $2.6 million for the twelve months ended December 31, 2011. Income from customer service charges, fees and commissions increased $248,000, or 14.5%, due to the increase in transaction accounts and income from net loan sales and servicing increased by $8,000, or 2.2%. These increases were partially offset by a net loss on sale of OREO of $94,000 and a decrease in income from bank owned life insurance of $27,000, or 6.4%.

Non-interest expense increased $725,000, or 4.0%, from $18.0 million for the twelve months ended December 31, 2010 to $18.7 million for the twelve months ended December 31, 2011. The increase was primarily due to a $488,000, or 4.7%, increase in salaries and employee benefits as a result of higher benefit costs, normal salary increases and $130,000 in costs associated with the retirement of one of our senior officers on March 31, 2011. FDIC insurance expense increased $115,000, or 27.3%, advertising increased $70,000, or 14.0%, stationery, supplies and postage increased $47,000, or 14.9%, furniture and equipment increased $15,000, or 1.5%, and other non-interest expense increased $78,000, or 3.9%. These increases were partially offset by a $41,000, or 3.4%, decrease in data processing, a $30,000, or 5.2%, decrease in professional fees and a $17,000, or 1.1%, decrease in occupancy expense.

Total assets increased $42.6 million, or 7.4%, from $573.7 million at December 31, 2010 to $616.3 million at December 31, 2011. The increase was primarily due an increase in cash and cash equivalents of $25.2 million, or 70.4%, an increase in loans of $13.3 million, or 3.1%, to $447.1 million at December 31, 2011, an increase of $4.4 million, or 6.3% in investments, an increase in OREO of $627,000 from $286,000 at December 31, 2010 to $913,000 at December 31, 2011, an increase of $395,000, or 3.0%, in bank owned life insurance from $13.0 million at December 31, 2010 to $13.4 million at December 31, 2011 and an increase in deferred income tax asset of $424,000, or 17.2%, from $2.5 million at December 31, 2010 to $2.9 million at December 31, 2011. These increases were partially offset by a decrease of $537,000, or 39.5%, in FDIC prepaid insurance, a decrease of $487,000, or 4.7%, in premises and equipment, a decrease of $370,000, or 19.5%, in accrued interest receivable, and a decrease of $253,000, or 13.4%, in loans held for sale.

The significant components of the $13.3 million, or 3.1%, increase in the loan portfolio was an increase of $12.7 million, or 7.8%, in commercial real estate loans to $174.8 million, an increase in commercial and industrial loans of $6.6 million, or 9.0%, to $79.4 million and an increase of $4.2 million, or 12.8%, in construction loans to $37.3 million. These increases were partially offset by a decrease of $9.4 million, or 7.1%, in one- to four-family residential loans to $123.3 million and a decrease of $599,000, or 18.9%, in consumer loans to $2.6 million. The $9.4 million, or 7.1%, decrease in one- to four-family residential loans was primarily due to prepayments and increased refinancing activity attributed to the continued decline in interest rates. The increase of $4.2 million, or 12.8%, in construction loans was concentrated in owner-occupied commercial real estate, which increased $5.1 million, or 19.0%, from $26.7 million at December 31, 2010 to $31.7 million at December 31, 2011. The increase in commercial construction was partially offset by the $831,000, or 12.9%, decrease in residential construction.

In accordance with the asset/liability management strategy and in a continued effort to reduce interest rate risk, the Company continues to sell substantially all fixed rate, low coupon residential real estate loans that we originate to the secondary market. The Company currently services $80.7 million in loans sold to the secondary market and servicing rights will continue to be retained on all loans written and sold in the secondary market.

The allowance for loan losses increased $145,000, or 3.3%, from $4.4 million, or 1.02% of total loans, at December 31, 2010 to $4.6 million, or 1.02% of total loans, at December 31, 2011. Management reviews the level of the allowance for loan loss on a monthly basis and establishes the provision for loan losses based on loan volume, types of lending, delinquency levels, loss experience, net charge-offs, estimated collateral values, current economic conditions and other related factors. Management believes that a 1.02% allowance for loan losses to total loans is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans increased from 68.5% at December 31, 2010 to 97.1% at December 31, 2011 due to the decrease of $1.8 million, or 27.2%, in non-performing loans.

Asset quality continues to be the top focus for management and we continue to work aggressively to maintain our asset quality and resolve problem loans as they arise. Non-performing assets decreased $1.1 million, or 16.8%, from $6.8 million, or 1.18% of total assets, at December 31, 2010 to $5.6 million, or 0.91% of total assets at December 31, 2011. Non-performing assets at December 31, 2011, included $4.7 million of non-performing loans and $913,000 of OREO. Non-performing loans decreased $1.8 million, or 27.2%, from $6.5 million, or 1.49% of total loans, at December 31, 2010 to $4.7 million, or 1.05% of total loans, at December 31, 2011. From December 31, 2010 to December 31, 2011, commercial real estate non-performing loans decreased $1.4 million, or 63.0%, residential real estate non-performing loans decreased $1.1 million, or 33.3%, construction non-performing loans decreased $316,000, or 100.0%. These decreases were partially offset by an increase of $915,000, or 234.0%, in non-performing commercial and industrial loans, an increase of $102,000, or 50.0%, in home equity non-performing loans and a $7,000, or 9.7%, increase in consumer non-performing loans. For the twelve months ended December 31, 2011, the Company reported net charge-offs of $697,000, or 0.16%, of total average loans, compared to $869,000, or 0.20%, of total average loans, for the same period in 2010. Charge-offs were associated with specific allocations on previously reserved loans through the allowance for loan losses.

The investment securities portfolio, including held-to-maturity and available-for-sale securities, increased $4.4 million, or 6.3%, from $70.1 million at December 31, 2010 to $74.5 million at December 31, 2011. The increase in investments was primarily due an increase of $8.2 million, or 35.2%, in tax-exempt industrial revenue bonds, a $1.5 million, or 12.6%, increase in certificates of deposit held for investment, and marketable equity securities. These increases were partially offset by a decrease in U.S. Treasury securities of $3.8 million, or 12.4%, and a decrease of $1.8 million, or 45.9%, in collateralized mortgage obligations.

Total deposits increased $61.5 million, or 15.7%, from $391.9 million at December 31, 2010 to $453.4 million at December 31, 2011. Core deposits increased $67.0 million, or 38.6%, from $173.3 million at December 31, 2010 to $240.3 million at December 31, 2011. Money market accounts increased $31.4 million, or 47.4%, to $97.6 million, demand accounts increased $20.5 million, or 42.4%, to $68.8 million, NOW accounts increased $12.2 million, or 83.6%, to $26.7 million, and savings accounts increased $2.9 million, or 6.6%, to $47.1 million. The $67.0 million, or 38.6%, increase in core deposits was offset by a decrease in certificates of deposit of $5.5 million, or 2.5%, to $213.1 million. The decrease in certificates of deposit was mainly attributed to the strategic run-off of high cost accounts as a result of management’s focus to lower the cost of deposits and allow higher cost, short-term time deposits to mature without renewals.

For the twelve months ended December 31, 2011, FHLB advances decreased $12.4 million, or 17.2%, to $59.3 million at December 31, 2011. During 2011, repurchase agreements decreased $5.7 million, or 31.3%, from $18.0 million at December 31, 2010 to $12.3 million at December 31, 2011.

Stockholders’ equity decreased $1.1 million, or 1.2%, from $91.9 million at December 31, 2010 to $90.8 million at December 31, 2011. The decrease in stockholders’ equity was primarily due to the repurchase of the Company’s stock at a cost of $3.9 million, partially offset by an increase in stock-based compensation of $1.2 million, or 20.1%, an increase in additional paid in capital of $545,000, or 24.2%, and net income of $1.1 million. Pursuant to the Company’s Stock Repurchase Programs previously announced, during 2011, the Company repurchased 256,204 shares of Company stock for $3.9 million, at an average price of $14.13 per share. In addition, the Company purchased 19,471 shares of Company stock, at an average price of $14.21 per share in connection with the vesting of restricted stock grants as part of the Company’s 2007 Equity Incentive Plan.

The Company’s balance sheet continues to be strong and regulatory capital ratios continue to exceed the levels required to be considered “well-capitalized” under applicable federal banking regulations. Our capital management strategies allowed us to increase our book value per share by $0.55, or 3.6%, from $15.28 at December 31, 2010 to $15.83 at December 31, 2011.

Although these continue to be challenging times for the industry which is faced with slow growth, a weak housing market and continued high unemployment, we are extremely pleased with the growth in earnings and the strong growth in both loans and core deposits, the cornerstones for enhancing the franchise value of the Company. The loan portfolio grew by $13.3 million, or 3.1%, and core deposits increased by $67.0 million, or 38.6%.

Despite the intense competition in the marketplace, we continue to increase our share of quality loans to new and existing borrowers. Our lending team is actively vested in our community and continues to work hard in developing these long-term business relationships. This is evidenced by the $24.3 million, or 9.3%, increase in the commercial loan portfolio.

Net interest income, the primary source of revenues for the Company, increased $1.1 million, or 6.6%, for the twelve months ended December 31, 2011 compared to 2010. This was accomplished by managing the cost of funds to offset the decrease in the asset yield due to the low interest rate environment. We continue to position the balance sheet to benefit from the eventual increase in interest rates.

Although the high unemployment rate continues to be a concern for management, we are pleased to report a continued improvement in our asset quality. We have reduced our non-performing loans by $1.8 million, or 27.2%, which resulted in an improvement in non-performing loans as a percentage of total loans and non-performing assets as a percentage of total assets to 1.05% and 0.91%, respectively, indicating that management is effectively managing asset quality. Our collection efforts enabled the Company to decrease the delinquency ratio from 2.25% at September 30, 2011 to 1.67% at December 31, 2011.

We continue to take steps to protect our strong capital position, preserve our liquidity and improve the net interest margin in a historically low interest rate environment. Our strong capital position gives us the flexibility to repurchase shares when opportunities arise to maximize shareholder value. Over the last twelve months, our capital management strategies have allowed us to increase our book value per share by 3.6% from $15.28 at December 31, 2010 to $15.83 at December 31, 2011. We remain confident in our direction and strategy and believe that Chicopee Savings Bank is well-positioned and well-capitalized for a strong performance as the economy improves.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, seven branch offices located in Chicopee, Ludlow, West Springfield, South Hadley, and Ware in Western Massachusetts, and lending and operations center. Chicopee Savings Bank offers customers the latest and most technically advanced internet banking, including remote deposit capture, on-line banking and bill payment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund of Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release contains forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements, except as required by law.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2011	2010
	(In thousands, except share data)

Cash and due from banks	$10,665	$6,903
Federal funds sold	50,457	28,970
Cash and cash equivalents	61,122	35,873

Securities available-for-sale, at fair value	613	362
Securities held-to-maturity, at cost (fair value $73,957 and $69,912 at December 31, 2011 and 2010, respectively)	73,852	69,713
Federal Home Loan Bank stock, at cost	4,489	4,489
Loans receivable, net of allowance for loan losses ($4,576 at December 31, 2011 and $4,431 at December 31, 2010)	443,471	430,307
Loans held for sale	1,635	1,888
Other real estate owned	913	286
Mortgage servicing rights	344	306
Bank owned life insurance	13,427	13,032
Premises and equipment, net	9,853	10,340
Accrued interest receivable	1,527	1,897
Deferred income tax asset	2,893	2,469
FDIC prepaid insurance	824	1,361
Other assets	1,343	1,381
Total assets	$616,306	$573,704

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Noninterest-bearing	$68,799	$48,302
Interest-bearing	384,578	343,635
Total deposits	453,377	391,937

Securities sold under agreements to repurchase	12,340	17,972
Advances from Federal Home Loan Bank	59,265	71,615
Accrued expenses and other liabilities	542	298
Total liabilities	525,524	481,822

Commitments and contingencies (Notes 10, 11, 12, 13, 14, 15, 16 and 17)

Stockholders' equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at December 31, 2011 and December 31, 2010)	72,479	72,479
Treasury stock, at cost (1,703,065 shares at December 31, 2011 and 1,427,390 shares at December 31, 2010)	(22,190)	(18,295)
Additional paid-in capital	2,800	2,255
Unearned compensation (restricted stock awards)	(546)	(1,431)
Unearned compensation (Employee Stock Ownership Plan)	(4,166)	(4,463)
Retained earnings	42,408	41,308
Accumulated other comprehensive income	(3)	29
Total stockholders' equity	90,782	91,882
Total liabilities and stockholders' equity	$616,306	$573,704

The accompanying notes are an integral part of these consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$5,709	$5,822	$23,186	$23,537
Interest and dividends on securities	421	347	1,615	1,288
Other interest-earning assets	22	11	49	32
Total interest and dividend income	6,152	6,180	24,850	24,857

Interest expense:
Deposits	1,181	1,463	5,198	5,930
Securities sold under agreements to repurchase	8	12	36	68
Other borrowed funds	385	476	1,668	2,018
Total interest expense	1,574	1,951	6,902	8,016

Net interest income	4,578	4,229	17,948	16,841
Provision for loan losses	266	462	842	1,223
Net interest income, after provision for loan losses	4,312	3,767	17,106	15,618

Non-interest income:
Service charges, fee and commissions	504	434	1,964	1,716
Loan sales and servicing, net	123	128	373	365
Net gain on sales of securities available-for-sale	-	158	12	158
Loss on sales of other than temporarily impaired securities	-	-	-	-
Gain on acquisition of real estate	-	-	32	-
Loss on sale of other real estate owned	(27)	1	(126)	(22)
Other than temporary impairment charge	-	-	-	(13)
Income from bank owned life insurance	99	103	395	422
Total non-interest income	699	824	2,650	2,626

Non-interest expenses:
Salaries and employee benefits	2,678	2,679	10,895	10,407
Occupancy expenses	345	361	1,534	1,551
Furniture and equipment	254	258	1,037	1,022
FDIC insurance assessment	124	120	537	422
Data processing	287	304	1,166	1,207
Professional fees	126	161	547	577
Advertising	159	116	571	501
Stationery, supplies and postage	83	81	362	315
Other non-interest expense	600	446	2,085	2,007
Total non-interest expenses	4,656	4,526	18,734	18,009

Income (loss) before income taxes	355	65	1,022	235
Income tax benefit	(24)	(140)	(78)	(230)
Net income (loss)	$379	$205	$1,100	$465

Earnings (loss) per share: (1)
Basic	$0.07	$0.04	$0.21	$0.08
Diluted	$0.07	$0.04	$0.21	$0.08
Adjusted weighted average common shares outstanding
Basic	5,371,022	5,520,377	5,335,811	5,662,864
Diluted	5,385,825	5,520,377	5,360,749	5,668,596

(1) Common stock equivalents are excluded from the computation of diluted net loss per share for the year ended December 31, 2009, since the inclusion of such equivalents would be anti-dilutive.

The accompanying notes are an integral part of these consolidated financial statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA AND RATIOS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December		December 31,
	2011	2010	2011	2010

Operating Results:
Net interest income	$4,578	$4,229	$17,948	$16,841
Loan loss provision	266	462	842	1,223
Non-interest income	699	824	2,650	2,626
Non-interest expense	4,656	4,526	18,734	18,009
Net income	379	205	1,100	465

Performance Ratios:
Return on average assets	0.25%	0.14%	0.19%	0.08%
Return on average equity	1.65%	0.87%	1.20%	0.49%
Interest rate spread	3.12%	3.01%	3.16%	3.05%
Net interest margin	3.40%	3.34%	3.47%	3.40%
Non-interest income to average assets	0.46%	0.58%	0.45%	0.47%
Non-interest expense to average assets	3.05%	3.17%	3.21%	3.24%
Efficiency Ratio	88.23%	89.57%	90.95%	92.51%
Average Equity to Average Assets	15.05%	16.53%	15.72%	17.04%

Per Share Data
Diluted earnings per share	$0.07	$0.04	$0.21	$0.08
Stock price at period end			$14.10	$12.65
Book value per share			$15.83	$15.28

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			1.02%	1.02%
Allowance for loan losses as a percent of total non-performing loans			97.1%	68.5%
Net charge-offs to average loans outstanding during the period			0.16%	0.20%
Non-performing loans as a percent of total loans			1.05%	1.49%
Non-performing assets as a percent of total assets			0.91%	1.18%

Other Data:

Number of Offices			9	9
(1) Efficiency Ratio includes total non-interest expenses divided by the sum of net interest income plus total non-interest income.

CONTACT:
Chicopee Bancorp, Inc.
Guida R. Sajdak, 413-594-6692
Senior Vice President, Chief Financial Officer and Treasurer